UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 17, 2022

ARMA SERVICES, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-202398	32-0449388
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Suite 140-920 7260 West Azure Drive Las Vegas, Nevada	89130
(Address of principal executive offices)	(Zip Code)

657 315-8312

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

On August 17, 2022, the sole existing director and officer resigned immediately. Accordingly, Clive Hill, serving as a director and an officer, ceased to be the President, Chief Executive Officer, Chief Financial Officer, and as a Member of the Board of Directors of the Company. Also on August 17, 2022, B. Maria Teresa Tattersfield consented to act as a Member of the Board of Directors of the Company, Alberto Ramirez consented to act as a Member of the Board of Directors of the Company, Eduardo Piquero consented to act as a Member of the Board of Directors of the Company, and Jaime Sanchez Cortina consented to act as the new President, CEO, CFO, and Member of the Board of Directors of the Company.

Maria Teresa Tattersfield Yarza, Director

Teresa is the Co-Founder of Bret Consultores. She holds a degree in International Relations with a Master's Degree in Environmental Policy and Management, an Specialization in Sustainable Development (LEAD program from the Colegio de México) and Energy Efficiency and Environment at FLACSO. She is currently the forest carbon Manager of WRI Mexico, responsible for coordinating the execution of CO2munitario. She is a specialist in the design and development of methodologies and protocols that have been implemented in Mexico for the sale of offsets in the international market.

During the previous six years, she oversaw the Program of Natural Solutions at Tec de Monterrey University and was an advisor to the Neutralízate Program of Pronatura México. She has been part of the special team of advisers in sustainable development and climate change for the Foreign Ministry of the British Commonwealth Government. She has been responsible for the elaboration of strategies that combine the efforts of local and federal governments in the development of international initiatives such as Methane to Markets. In her work at the Ministry of Environment and Natural Resources, she coordinated initiatives such as the restoration of the Lerma Chapala Basin.

Alberto Ramírez, Director

Alberto has collaborated as a consultant for entities such as CONAFOR, PROBOSQUE; SEDEMA; WWF Mexico; Climate Action Reserve (CAR); PRONATURE; ClimateSeed, among others, for the development and feasibility assessment of forestry carbon capture projects. He has experience as a verifier in compliance with forest regulations on sustainability with an emphasis on biodiversity and social aspects. He was the first Mexican verifier accredited by CAR and has participated in the review and proposal of GHG removal quantification protocols; such as CAR’s Forest Protocol for Mexico v.2.0. His main activities focus on the sustainable management of natural resources through the participation of rural communities. Alberto is a Biologist, graduated from the Faculty of Higher Studies Iztacala of the UNAM.

Alberto is currently the Forest Carbon Coordinator at WRI Mexico. Alberto is responsible for coordinating carbon capture forestry projects; through capacity building in communities; linking of forest communities at the national level; and for providing advice on inventories, monitoring, reporting and verification.

Eduardo Piquero, Director

CEO – MÉXICO2; Eduardo has more than 15 years of experience in international and national carbon pricing instruments and policies. He is currently the CEO of MÉXICO2, where he oversees the development of environmental markets, including carbon markets, clean energy certificates and green bonds.

He also led the development of the simulation exercise of a Mexican Emissions Trading System (SCE) in collaboration with the Ministry of Environment of Mexico (SEMARNAT) as a preparation for the country’s regulated emissions scheme, with the participation of more than 90 companies. Furthermore, he participated in the creation of a secondary market for Clean Energy Certificates (CEL), which supports the Mexican Wholesale Electricity Market (MEM). In addition to his work in Mexico, Eduardo has focused on developing projects to reduce greenhouse gas emissions and has designed climate change projects in several countries in Latin America, Asia, and Africa.

Eduardo has been a speaker at conferences and events related to climate change and climate finance. He was also a member of the Green Finance Working Group of the United Nations at the Initiative for Sustainable Stock Exchanges. Further, since 2021 is member of the board of the Climate Action Reserve, and in 2022 was selected as one of the 30 most sustainable minds in Mexico, by Forbes.

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Jaime Sanchez Cortina, Director and CEO

Jaime is the CFO of BRET, he has over a decade of experience in financial management and strategic planning. He played a key role in developing six start-ups in Latin America and has been part of five private equity and venture capital funds, investing in over 30 companies, in which the best IRR of one investment reached 218%.

Mr. Sanchez Cortina manages the portfolio of E Capital Mexico Venture Capital Funds, a venture capital organization with nine early stage investments in the fintech, technology, environmental, and auto part sectors. Prior to that, Jaime a Director at Abraaj Group in the Mexico office, managing a portfolio of over US$170 M. Before that he structured and developed the strategy of the Mexican Government Venture Capital Fund of Funds, Mexico Ventures I, a Venture Capital Fund of Funds co-managed with Sun Mountain Capital and GreenSpring Associates.Mr. Yang, Lixue, CEO, CFO, and Director, 39, Graduated from University of Science and Technology Beijing in 2006, majoring in marketing and management. He is the president, Chief Executive Officer and chairman of the Board of Directors of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	DIRECTORS RESOLUTIONS, dated August 17, 2022.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ARMA SERVICES, INC.
By	/s/ Jaime Sanchez Cortina
Name: Jaime Sanchez Cortina
Title: CEO

Date:  August 17, 2022

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